Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-267673) and on Form S-3 (No. 333-274286 and 333-271546) of MoonLake Immunotherapeutics (the “Company”) of our report dated February 25, 2026, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ BAKER TILLY US, LLP

Santa Clara, California
February 25, 2026